CFO 911 Accounting and Finance Solutions

CPSM, Inc.

Engagement Agreement

Advisor CFO 911 will be the exclusive accounting and financial advisor ("Advisor") responsible for completion of the project during the engagement (the "Agreement").

Role Advisor designates Charles K. Dargan II to act as the Company's Chief Financial Officer, overseeing all of CPSM, Inc. (the "Company") financial management and accounting activities, including helping design and oversee an efficient monthly accounting closing process, review of the Company's monthly financial statements and implementation of the Company's reporting on Form 10, liaison with the Company's external accountants on a monthly or quarterly basis and certifying the Company's public financial statements as the Company's Chief Financial Officer. The Company accepts Charles K. Dargan as its Chief Financial Officer.

Term One year commencing February 1, 2015 (the "Term"), with appropriate extensions as agreed to by the Advisor and the Company. Notwithstanding the foregoing, either party may terminate this Agreement upon 30 days' written notice.

Compensation: The Advisor shall be compensated as follows:

Compensation: The Advisor shall be compensated

On an ongoing quarterly basis over the Term, a fee of $6,250 a quarter ($25,000 per year), payable in advance, for performing the services detailed above (under the "Role" section).

In addition to the cash compensation specified above, the Advisor will be issued stock options over the Term, as follows:

- An option to purchase shares of the Company's common stock, granted on February 1, 2013, at an exercise price equal to the closing price of a share of the Company's common stock on the grant date, such option to vest in full 90 days after grant. This option is already included as part of the board option grant of 500,000 options.

Expenses Reimbursement of all authorized out-of-pocket expenses (including fees and disbursements of professionals such as legal counsel, if required).

Indemnification Customary indemnification normally accorded to accounting and financial advisors shall hold harmless the Advisor from any losses, claims or damages resulting from the Advisor's services, except as delineated in the Chief Financial Officer Certification requirements of the Sarbanes Oxley Act. A separate indemnification agreement shall be executed in a form satisfactory to the Advisor.

In the event the Advisor is called to testify, provide legal support or be a witness on behalf of the Company for any event at any time, all legal expenses and professional time will be reimbursed by the Company.

Arbitration Any dispute between the Advisor and the Company regarding the construction or application of the Agreement and the related services will, upon a written request, be submitted to arbitration, and this arbitration shall comply with and be governed by the provisions of the American Arbitration Association and shall take place in Miami, Florida. The prevailing party shall be entitled to attorney fees and costs incurred in connection with any such dispute.

Governing Law This Agreement shall be governed by the laws of the State of Florida. Further, no change or modification of this Agreement shall be valid or binding unless such change or modification shall be in writing.

AGREED TO AND ACCEPTED THIS 1ST DAY OF FEBRUARY 2015

CFO 911	CPSM, Inc.
222 N. Sepulveda Blvd., Ste. 2000	1055 SW Martin Downs Blvd.
El Segundo, CA 90245	Palm City, FL. 34990
By:	By:
Name: Mr. Charles K. Dargan II	Name: Mr. Larry Calarco
Title: President	Title: CEO
Date: February 1, 2015	Date: February 1, 2015
1	2/18/15